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                                                                  EXHIBIT 99.1


                                      UROMED
                                   CORPORATION




FOR IMMEDIATE RELEASE
Contact:
Kristen Galfetti                                      Sally J. Curley
Investor Relations Specialist                         Senior Consultant
UroMed Corporation                                    Sharon Merrill Associates
(617) 433-0033                                        (617) 542-5300


                           UROMED CORPORATION TO ADD
                    CONVERTIBLE SUBORDINATED NOTES FINANCING




    NEEDHAM, MA, September 30, 1996 -- UroMed Corporation (NASDAQ: URMD) announced today that it intends to offer $50,000,000 of Convertible Subordinated Notes ("Notes") to certain qualified institutional buyers, institutional accredited investors and foreign investors in an offering not required to be registered under the Securities Act of 1933 (the "Act"), as amended. Under the terms of the offering, the Company may issue up to an additional $7,500,000 of Notes solely to cover over-allotments, if any. The Notes are expected to be due in 2003. It is anticipated that the proposed offering will commence this week.


    UroMed intends to use the proceeds to the Notes to facilitate the launch of the Reliance-R- Insert in the United States in the fourth quarter of 1996, and facilitate the launch of the Miniguard-TM- Patch in the United States in late 1997 or early 1998. In addition, proceeds from the sale of the Notes also may be used to fund ongoing research and development of the Reliance Insert and Miniguard Patch and other urological and gynecological products, as well as the possible acquisition or in-licensing of businesses, products and technologies in the health care area.


    The Notes and the shares of the Company's common stock issuable upon the conversion thereof have not been registered under the Act and may not be offered or sold absent registration under the Act or an applicable exemption from registration requirements thereof. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.


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Reliance-R- is a registered trademark of UroMed Corporation.
Miniguard-TM- is a trademark of UroMed Corporation.